CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Municipal Securities Trust of our report dated July 17, 2018, relating to the financial statements and financial highlights, which appears in Franklin California High Yield Municipal Fund and Franklin Tennessee Municipal Bond Fund’s Annual Report on Form N-CSR for the period ended May 31, 2018.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

September 24, 2018